Exhibit 10.79
AUTOBYTEL INC. 2010 EQUITY INCENTIVE PLAN
Employee Stock Option Award Agreement
 (Non-Qualified 2013 Performance-Based Stock Options)
This Employee Stock Option Award Agreement ("Agreement") is entered into effective as of the Grant Date set forth on the signature page to this Agreement ("Grant Date") by and between Autobytel Inc., a Delaware corporation ("Company"), and the person set forth as Participant on the signature page hereto ("Participant").
This Agreement and the stock options granted hereby are subject to the provisions of the Autobytel Inc. 2010 Equity Incentive Plan ("Plan").  In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.  Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Plan.
1.
Grant of Options.  The Company hereby grants to Participant non-qualified stock options ("Options") to purchase the number of shares of common stock of the Company, par value $0.001 per share, set forth on the signature page to this Agreement ("Shares"), at the exercise price per Share set forth on the signature page to this Agreement ("Exercise Price").  The Options are not intended to qualify as incentive stock options under Section 422 of the Code.

2.
Term of Option.  Unless the Options terminate earlier pursuant to the provisions of this Agreement or the Plan, the Options shall expire on the seventh (7th) anniversary of the Grant Date ("Option Expiration Date").

3.
Vesting.  The Options shall become vested and exercisable in accordance with the vesting schedule attached hereto as Exhibit A and incorporated herein by reference ("Vesting Schedule").  No installments of the Options shall vest after Participant's termination of employment for any reason.

4.	Exercise of Options.
(a)            Manner of Exercise.  To the extent vested, the Options may be exercised, in whole or in part, by delivering written notice to the Company in accordance with Section 9(f) in such form as the Company may require from time to time, or at the direction of the Company, through the procedures established with the Company's third party option administration service.  Such notice shall specify the number of Shares subject to the Options as to which the Options are being exercised and shall be accompanied by full payment of the Exercise Price of such Shares in a manner permitted under the terms of Section 5.5 of the Plan (including same day sales through a broker), except that payment in whole or in part in a manner set forth in clauses (ii), (iii) or (iv) of Section 5.5(b) of the Plan may only be made with the consent of the Committee.  The Options may be exercised only in multiples of whole Shares, and no fractional Shares shall be issued.
(b)            Issuance of Shares.  Upon exercise of the Options and payment of the Exercise Price for the Shares as to which the Options are exercised and satisfaction of all applicable tax withholding requirements, the Company shall issue to Participant the applicable number of Shares in the form of fully paid and nonassessable Shares.
2013 Performance Based Revision Date 1/28/2013	[Name] – 1/24/2013

(c)            Withholding.  No Shares will be issued on exercise of the Options unless and until Participant pays to the Company, or makes satisfactory arrangements with the Company for payment of, any federal, state, local or foreign taxes required by law to be withheld in respect of the exercise of the Options.  Participant hereby agrees that the Company may withhold from Participant's wages or other remuneration the applicable taxes.  At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to Participant on exercise of the Options, up to Participant's minimum required withholding rate or such other rate determined by the Committee that will not trigger a negative accounting impact.

5.            Termination of Options.
(a)            Termination Upon Expiration of Option Term.  The Options shall terminate and expire in their entirety on the Option Expiration Date.  In no event may Participant exercise the Options after the Option Expiration Date, even if the application of another provision of this Section 5 may result in an extension of the exercise period for the Options beyond the Option Expiration Date.
(b)            Termination of Employment.
(i)            Termination of Employment Other Than Due to Death, Disability or Cause.
(1)            Termination of Employment On or After Determination of Vesting Eligible Performance Options.  In the event of a termination of Participant's employment by the Company without Cause or by Participant for Good Reason on or after the date that the Vesting Eligible Performance Options (as defined in the Vesting Schedule) are determined ("Vesting Eligible Performance Options Determination Date"), the provisions of this Section 5(b)(i)(1) shall apply rather than Section 5(b)(i)(2).  Any unvested portion of the Vesting Eligible Performance Options shall become immediately and fully vested as of the date of such termination of employment without Cause or for Good Reason.  Participant may exercise the vested portion of the Vesting Eligible Performance Options for a period of ninety (90) days (but in no event later than the Option Expiration Date) following the date of any such termination of Participant's employment with the Company either by Participant or the Company, other than in the event of a termination of Participant's employment by the Company for Cause or by reason of Participant's death or Disability.  To the extent Participant is not entitled to exercise the Options at the date of termination of employment, or if Participant does not exercise the Options within the time specified in the Plan or this Agreement for post-termination of employment exercises of the Options, the Options shall terminate.  For purposes of this Agreement, the terms "Cause" and "Good Reason" shall have the meanings ascribed to them in that certain Severance Benefits Agreement identified on the signature page to this Agreement ("Severance Agreement").
(2)            Termination of Employment Prior to Determination of Vesting Eligible Performance Options.  In the event of a termination of Participant's employment by the Company without Cause or by Participant for Good Reason before the Vesting Eligible Performance Options Determination Date, the provisions of this Section 5(b)(i)(2) shall apply rather than Section 5(b)(i)(1).  Unless otherwise, expired, terminated,
2013 Performance Based Revision Date 1/28/2013	2	[Name] – 1/24/2013

forfeited or cancelled prior to the Vesting Eligible Performance Options Determination Date in accordance with the Plan or this Agreement, no Options shall expire or be cancelled or terminated, nor may any Options be exercised until such time as the Vesting Eligible Performance Options are determined.  Once the Vesting Eligible Performance Options are determined, any unvested portion of the Vesting Eligible Performance Options shall become immediately and fully vested as of the Vesting Eligible Performance Options Determination Date.  Participant may exercise the vested portion of the Vesting Eligible Performance Options for a period of ninety (90) days (but in no event later than the Option Expiration Date) following the Vesting Eligible Performance Options Determination Date.  To the extent Participant does not exercise the Options within the time specified in the Plan or this Agreement for post-termination of employment exercises of the Options, the Options shall terminate.
(ii)            Termination of Employment for Cause.  Upon the termination of Participant's employment by the Company for Cause, unless the Options have been earlier terminated, cancelled, expired or forfeited, the Options (whether vested or not) shall immediately terminate and be cancelled in their entirety and shall thereafter not be exercisable to any extent whatsoever; provided that the Company, in its discretion, may, by written notice to Participant given as of the date of termination, authorize Participant to exercise any vested portion of the Options for a period of up to thirty (30) days following Participant's termination of employment for Cause, provided that in no event may Participant exercise the Options after the Option Expiration Date.
                          (iii)            Termination of Participant's Employment By Reason of Participant's Death.  In the event Participant's employment is terminated by reason of Participant's death, the Options, to the extent vested as of the date of termination, may be exercised at any time within twelve (12) months following the date of termination (but in no event later than the Option Expiration Date) by Participant's executor or personal representative or the person to whom the Options shall have been transferred by will or the laws of descent and distribution, but only to the extent Participant could exercise the Options at the date of termination.
(iv)            Termination of Participant's Employment By Reason of Participant's Disability.  In the event that Participant ceases to be an Employee by reason of Participant's Disability, unless the Options have been earlier terminated, cancelled, expired or forfeited, Participant (or Participant's attorney-in-fact, conservator or other representative on behalf of Participant) may, but only within twelve (12) months from the date of such termination of employment (but in no event later than the Option Expiration Date), exercise the Options to the extent Participant was otherwise entitled to exercise the Options at the date of such termination of employment.  For purposes of this Agreement, "Disability" shall mean Participant's becoming "permanently and totally disabled" within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee in its discretion.  The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate, and the Committee's determination as to whether Participant has incurred a Disability shall be final and binding on all parties concerned.
(c)            Change in Control.  In the event of a Change in Control, the effect of the Change in Control on the Options shall be determined by the applicable provisions of the Plan
2013 Performance Based Revision Date 1/28/2013	3	[Name] – 1/24/2013

(including, without limitation, Article 11 of the Plan), provided that (i) to the extent the Options are assumed or substituted for in connection with the Change in Control, or the Company is the ultimate parent corporation upon the consummation of the Change in Control and the Company continues the Options, the Options will vest and become fully exercisable in accordance with clause (i) of Section 11.2(a) of the Plan only if within twelve (12) months following the date of the Change in Control Participant's employment is terminated by the Company or a Subsidiary (or the successor company or a subsidiary or parent thereof) without Cause; and (ii) any portion of the Options which vests and becomes exercisable pursuant to Section 11.2(b) of the Plan as a result of such Change in Control will (1) vest and become exercisable on the day prior to the date of the Change in Control if Participant is then employed by the Company or a Subsidiary and (2) terminate on the date of the Change in Control.  Notwithstanding the foregoing, if on the date of the Change in Control the Fair Market Value of one Share is less than the Exercise Price per Share, then the Options shall terminate as of the date of the Change in Control except as otherwise determined by the Committee.
(d)            Extension of Exercise Period.  Notwithstanding any provisions of this Section 5 to the contrary, if exercise of the Options following termination of employment or service during the time period set forth in the applicable paragraph or sale during such period of the Shares acquired on exercise would violate any of the provisions of the federal securities laws (or any Company policy related thereto), the time period to exercise the Options shall be extended until the later of (i) forty-five (45) days after the date that the exercise of the Options or sale of the Shares acquired on exercise would not be a violation of the federal securities laws (or a related Company policy), or (ii) the end of the applicable time period based on the applicable reason for the termination of employment as set forth in this Section 5; provided, however, that in no event shall the exercisability of the Options be extended beyond the Option Expiration Date.
(e)            Other Governing Agreements or Plans.  To the extent not prohibited by the Plan, the provisions of this Section 5 regarding the acceleration of vesting of Options and the extension of the exercise period for Options following a Change in Control or a termination of Participant's employment with the Company shall be superseded and governed by the provisions, if any, of a written employment or severance agreement between Participant and the Company or a severance plan of the Company covering Participant, including a change in control severance agreement or plan, to the extent such a provision (i) is specifically applicable to option awards or grants made to Participant and (ii) provides for the acceleration of Option vesting or for a longer extension period for the exercise of the Options in the case of a Change in Control or a particular event of termination of Participant's employment with the Company (e.g., an event of termination governed by Section 5(b)(i)) than is provided in the provision of this Section 5 applicable to a Change in Control or to the same event of employment termination; provided, however, that in no event shall the exercisability of the Options be extended beyond the Option Expiration Date.
(f)            Forfeiture upon Engaging in Detrimental Activities.  If, at any time within the twelve (12) months after (i) Participant exercises any portion of the Options; or (ii) the effective date of any termination of Participant's employment by the Company or by Participant for any reason, Participant engages in, or is determined by the Committee in its sole discretion to have engaged in, any (i) material breach of any non-competition, non-solicitation, non-disclosure, or settlement or release covenant or agreement with the Company or any Subsidiary;
2013 Performance Based Revision Date 1/28/2013	4	[Name] – 1/24/2013

(ii) activities during the course of Participant's employment with the Company or any Subsidiary constituting fraud, embezzlement, theft or dishonesty; or (iii) activity that is otherwise in conflict with. or adverse or detrimental to the interests of the Company or any Subsidiary, then (x) the Options shall terminate effective as of the date on which Participant engaged in or engages in that activity or conduct, unless terminated sooner pursuant to the provisions of this Agreement, and (y) the amount of any gain realized by Participant from exercising all or a portion of the Options at any time following the date that Participant engaged in any such activity or conduct, as determined as of the time of exercise, shall be forfeited by Participant and shall be paid by Participant to the Company, and recoverable by the Company, within sixty (60) days following such termination date of the Options.  For purposes of the foregoing, the following will be deemed to be activities in conflict with or adverse or detrimental to the interests of the Company or any Subsidiary: (i) Participant's conviction of, or pleading guilty or nolo contendre to any misdemeanor involving moral turpitude or any felony, the underlying events of which related to Participant's employment with the Company; (ii) knowingly engaged or aided in any act or transaction by the Company or a Subsidiary that results in the imposition of criminal, civil or administrative penalties against the Company or any Subsidiary; or (iii) misconduct during the course of Participant's employment by the Company or any Subsidiary that results in an accounting restatement by the Company due to material noncompliance with any financial reporting requirement under applicable securities laws, whether such restatement occurs during or after Participant's employment by the Company or any Subsidiary.
(g)            Reservation of Committee Discretion to Accelerate Option Vesting and Extend Option Exercise Window.  The Committee reserves the right, in its sole and absolute discretion, to accelerate the vesting of the Options and to extend the exercise window for Options that have vested (either in accordance with the terms of this Agreement or by discretionary acceleration by the Committee) under circumstances not otherwise covered by the foregoing provisions of this Section 5; provided that in no event may the Committee extend the exercise window for Options beyond the Option Expiration Date.  The Committee is under no obligation to exercise any such discretion and may or may not exercise such discretion on a case-by-case basis.
(h)            Reversion of Expired, Cancelled and Forfeited Options to Plan.  Any Options that do not vest or that are cancelled, terminated or expire unexercised are forfeited and revert to the Plan and shall again be available for Awards under the Plan.

6.            Miscellaneous.
(a)            No Rights of Stockholder.  Participant shall not have any of the rights of a stockholder with respect to the Shares subject to this Agreement until such Shares have been issued upon the due exercise of the Options.
(b)            Nontransferability of Options.  The Options shall be nontransferable or assignable except to the extent expressly provided in the Plan.  Notwithstanding the foregoing, Participant may by delivering written notice to the Company in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of Participant's death, shall thereafter be entitled to exercise the Options.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
2013 Performance Based Revision Date 1/28/2013	5	[Name] – 1/24/2013

(c)            Severability.  If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.
(d)            Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware other than its conflict of laws principles.  The parties agree that in the event that any suit or proceeding is brought in connection with this Agreement, such suit or proceeding shall be brought in the state or federal courts located in New Castle County, Delaware, and the parties shall submit to the exclusive jurisdiction of such courts and waive any and all jurisdictional, venue and inconvenient forum objections to such courts.
(e)            Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(f)            Notices.  All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid.  Notice by mail shall be deemed delivered on the date on which it is postmarked.
Notices to the Company should be addressed to:
Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, CA  92612-1400
Attention:  General Counsel
Notices to Participant should be addressed to Participant at Participant's address as it appears on the Company's records.
The Company or Participant may by writing to the other party designate a different address for notices.  If the receiving party consents in advance, notice may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.  Such notices shall be deemed delivered when received.
(g)            Agreement Not an Employment Contract.  This Agreement is not an employment or service contract, and nothing in this Agreement or in the granting of the Options shall be deemed to create in any way whatsoever any obligation on Participant's part to continue as an employee of the Company or any Subsidiary or on the part of the Company or any Subsidiary to continue Participant's employment or service as an Employee.
(h)            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement but all of which, taken together, shall constitute one and the same Agreement binding on the parties hereto.  The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.
2013 Performance Based Revision Date 1/28/2013	6	[Name] – 1/24/2013

(i)            Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent with the Plan and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee (including determinations as to the calculation, satisfaction or achievement of performance-based vesting requirements, if any, to which the Options are subject) shall be final and binding upon Participant, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
(j)            Entire Agreement; Modification.  This Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified except as provided in the Plan or in a written document signed by each of the parties hereto and may be rescinded only by a written agreement signed by both parties.
Remainder of Page Intentionally Left Blank; Signature Page Follows

2013 Performance Based Revision Date 1/28/2013	7	[Name] – 1/24/2013

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.
Grant Date:                                         January 24, 2013

Total Options Granted:
 (Maximum Vesting Eligible Performance Options)
Exercise Price Per Share:                                                                                                                     $ 4.00

Severance Benefits Agreement:  Severance Benefits Agreement dated as of _______________ by and between the Company and Participant.

"Company"                                                                                                                          Autobytel Inc., a Delaware corporation

By:
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

"Participant"
[Printed Name of Participant]

2013 Performance Based Revision Date 1/28/2013	8-	[Name] – 1/24/2013

Exhibit A
Vesting Schedule
For
2013 Performance Options

The Options granted under this Agreement shall be subject to two vesting requirements and conditions:  (i) percentage achievement (based on the 2013 Incentive Compensation Achievement Scale) of the 2013 EBITDA Goal and 2013 Revenue Goal, as determined below ("Company Performance Goals Component"); and (ii) time vesting based on the time vesting schedule ("Time Vesting Schedule") set forth below ("Time Vesting Component").  For Options to vest and become exercisable, the number of Options eligible to vest under the Time Vesting Component must first be determined under the Company Performance Goals Component in accordance with the formulas set forth below ("Vesting Eligible Performance Options").  The aggregate number of Vesting Eligible Performance Options is determined based upon achievement of Company performance goals.  Once the aggregate number of Vesting Eligible Performance Options is determined, the Vesting Eligible Performance Options are then subject to vesting under the Time Vesting Component in accordance with the Time Vesting Schedule.  Options that are not determined to be Vesting Eligible Performance Options shall not vest and shall be cancelled as soon as the number of Vesting Eligible Performance Options is determined by the Committee.  Any Options that do not vest or that are cancelled, terminated or expire unexercised are forfeited and revert to the Plan and shall again be available for Awards under the Plan.

The number of Vesting Eligible Performance Options (which may not exceed the Maximum Number of Vesting Eligible Performance Options) is determined in accordance with the following formula:

[2013 Combined Company Performance Goals Funded Percentage] x [Maximum Number of Vesting Eligible Performance Options]

The following definitions apply to this Vesting Schedule:

EBITDA means earnings before, interest, taxes, depreciation and amortization. EBITDA is calculated as follows:  2013 Company Net Income plus interest, taxes, depreciation and amortization, all as determined in accordance with GAAP.

GAAP means generally accepted accounting principles.

Maximum Number of Vesting Eligible Performance Options means the maximum number of Options that can be determined to be Vesting Eligible Performance Options.  The Maximum Number of Vesting Eligible Performance Options is set forth on the signature page to this Agreement.

Revenues means the Company's total net revenues for 2013 as determined in accordance with GAAP.
2013 Performance Based Revision Date 1/28/2013	9	[Name] – 1/24/2013

Time Vesting Schedule means the following vesting schedule for Vesting Eligible Performance Options:  (1) thirty-three and one-third percent (33 1/3%) of the Vesting Eligible Performance Options shall vest and become exercisable on the first anniversary of the Grant Date; and (2) one thirty-sixth (1/36th) the Vesting Eligible Performance Options shall vest and become exercisable on each successive monthly anniversary thereafter for the following twenty-four (24) months ending on the third anniversary of the Grant Date.

2013 Combined Company Performance Goals Funded Percentage means the percentage resulting from the following calculation:

[2013 EBITDA Goal Funded Percentage x 2013 EBITDA Goal Allocation Percentage] + [2013 Revenue Goal Funded Percentage x 2013 Revenue Goal Allocation Percentage]

2013 EBITDA Goal means the target goal set for the Company's 2013 EBITDA.  The 2013 EBITDA Goal is _______________.

2013 EBITDA Goal Allocation Percentage means the percentage of the 2013 Target Incentive Compensation Opportunity allocated to the EBITDA goal component.  The 2013 Revenue Goal Allocation Percentage is fifty percent (50%).

2013 EBITDA Goal Funded Percentage means the percentage obtained from the column entitled "Funded Percentage" in the 2013 Incentive Compensation Achievement Scale applicable to the 2013 EBITDA Goal Percentage Achieved.

2013 EBITDA Goal Percentage Achieved means the percentage of the Company's 2013 EBITDA Goal achieved calculated by dividing the Company's 2013 actual EBITDA achieved by the Company's 2013 EBITDA Goal; provided that the 2013 EBITDA Goal Percentage Achieved may not be greater than one hundred percent (100%), and in the case of achievement below sixty-seven percent (67%), the 2013 EBITDA Goal Percentage Achieved shall be zero (0).
2013 Performance Based Revision Date 1/28/2013	10	[Name] – 1/24/2013

2013 Incentive Compensation Achievement Scale:
2013 Revenue Scale			2013 EBITDA Scale
Revenue	Performance	Payout	EBITDA	Performance	Payout
	67%	1%		67%	1%
	68%	4%		68%	4%
	69%	7%		69%	7%
	70%	10%		70%	10%
	71%	13%		71%	13%
	72%	16%		72%	16%
	73%	19%		73%	19%
	74%	22%		74%	22%
	75%	25%		75%	25%
	76%	28%		76%	28%
	77%	31%		77%	31%
	78%	34%		78%	34%
	79%	37%		79%	37%
	80%	40%		80%	40%
	81%	43%		81%	43%
	82%	46%		82%	46%
	83%	49%		83%	49%
	84%	52%		84%	52%
	85%	55%		85%	55%
	86%	58%		86%	58%
	87%	61%		87%	61%
	88%	64%		88%	64%
	89%	67%		89%	67%
	90%	70%		90%	70%
	91%	73%		91%	73%
	92%	76%		92%	76%
	93%	79%		93%	79%
	94%	82%		94%	82%
	95%	85%		95%	85%
	96%	88%		96%	88%
	97%	91%		97%	91%
	98%	94%		98%	94%
	99%	97%		99%	97%
	100%	100%		100%	100%
	101%	103%		101%	103%
	102%	106%		102%	106%
	103%	109%		103%	109%
	104%	112%		104%	112%
	105%	115%		105%	115%
	106%	118%		106%	118%
	107%	121%		107%	121%
	108%	124%		108%	124%
	109%	127%		109%	127%
	110%	130%		110%	130%
	111%	133%		111%	133%
	112%	136%		112%	136%
	113%	139%		113%	139%
	114%	142%		114%	142%
	115%	145%		115%	145%
	116%	148%		116%	148%
	117%	151%		117%	151%
	118%	154%		118%	154%
	119%	157%		119%	157%
	120%	160%		120%	160%

2013 Performance Based Revision Date 1/28/2013	11	[Name] – 1/24/2013

2013 Revenue Goal means the target goal set for the Company's 2013 Revenues.  The 2013 Revenue Goal is ____________________.

2013 Revenue Goal Allocation Percentage means the percentage of the 2013 Target Incentive Compensation Opportunity allocated to the revenue goal component.  The 2013 Revenue Goal Allocation Percentage is fifty percent (50%).

2013 Revenue Goal Funded Percentage means the percentage obtained from the column entitled "Funded Percentage" in the 2013 Incentive Compensation Achievement Scale applicable to the 2013 Revenue Goal Percentage Achieved.

2013 Revenue Goal Percentage Achieved means the percentage of the Company's 2013 Revenue Goal achieved calculated by dividing the Company's 2013 actual revenues achieved by the 2013 Revenue Goal; provided that the 2013 Revenue Goal Percentage Achieved may not be greater than one hundred percent (100%), and in the case of achievement below sixty-seven percent (67%), the 2013 Revenue Goal Percentage Achieved shall be zero (0).
2013 Performance Based Revision Date 1/28/2013	12	[Name] – 1/24/2013